SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OMEROS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

April 24, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Omeros Corporation, which will be held at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121, on Friday, May 23, 2014, at 10:00 a.m. local time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy.

On behalf of our Board of Directors, I would like to express our appreciation for your continued support of Omeros. We look forward to seeing you at the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2014

April 24, 2014

To the Shareholders:

We cordially invite you to the 2014 Annual Meeting of Shareholders of Omeros Corporation, a Washington corporation, to be held on Friday, May 23, 2014, at 10:00 a.m. local time at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121, for the following purposes:

(1)	to elect the two Class II director nominees named in this proxy statement to the board of directors, each to serve until the 2017 Annual Meeting of Shareholders;

(2)	to hold an advisory vote on the compensation of our named executive officers;

(3)	to ratify the appointment of Ernst & Young LLP as Omeros’ independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	to transact such other business as may properly come before the 2014 Annual Meeting or any adjournment or postponement of the 2014 Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 2, 2014 will be entitled to vote at the 2014 Annual Meeting and at any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2014 Annual Meeting of Shareholders of Omeros.

We look forward to seeing you at the 2014 Annual Meeting.

By Order of the Board of Directors,

Marcia S. Kelbon Vice President, Patent General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2014 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2014 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2014 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2014 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2014

This proxy statement and the 2013 Annual Report to Shareholders are available at: www.edocumentview.com/OMER

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING

General

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2014 Annual Meeting of Shareholders to be held on Friday, May 23, 2014, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2014 Annual Meeting will be held at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121.

These proxy solicitation materials and the 2013 Annual Report to Shareholders for the fiscal year ended December 31, 2013, including financial statements, were mailed on or about April 24, 2014 to all shareholders entitled to vote at the 2014 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 2, 2014, the record date, are entitled to notice of and to vote their shares at the 2014 Annual Meeting. At the record date, 33,901,591 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2014 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered shares present at the 2014 Annual Meeting for the purpose of determining a quorum. The inspector of elections, Computershare Inc., will determine whether or not a quorum is present at the 2014 Annual Meeting.

Proposals at the 2014 Annual Meeting

Shareholders are being asked to vote on the following proposals:

(1)	the election of the two Class II director nominees named in this proxy statement (Proposal 1);

(2)	an advisory vote on the compensation of our named executive officers (Proposal 2);

(3)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3); and

(4)	any other business that may properly come before the 2014 Annual Meeting or any adjournment or postponement of the meeting.

Our board of directors recommends you vote: (i) “FOR” the election of each of the Class II director nominees named in this proxy statement; (ii) “FOR” the advisory vote on the compensation of our named executive officers; and (iii) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2014.

Votes Required

Proposal 1: Election of Directors

The two candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Proposal 2: Advisory Vote on Compensation of Named Executive Officers

We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in this proxy statement. Although the vote is non-binding, the board of directors values shareholders’ opinions and the compensation committee will consider the outcome of this advisory vote when making future executive compensation decisions. Proposal 2 will be approved, on an advisory basis, if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will occur if the number of votes cast in favor of this proposal exceeds the number of votes cast against it. Any shares that are not voted (whether by abstention or otherwise) will not affect the vote.

How to Obtain Directions to Attend the 2014 Annual Meeting

The 2014 Annual Meeting will be held on Friday, May 23, 2014, at 10:00 a.m., local time, at the Bell Harbor International Conference Center located at 2211 Alaskan Way, Pier 66, Seattle, Washington 98121. If you need directions to the meeting, please call Omeros’ investor relations department at (206) 676-5000. Information on how to vote in person at the 2014 Annual Meeting is discussed below.

How to Vote

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered the registered shareholder of those shares.

Registered shareholders may cast their vote by:

(1)	signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	calling 1-800-652-VOTE (8683) using a touch-tone telephone;

(3)	accessing the Internet website www.envisionreports.com/OMER; or

(4)	completing a ballot at the 2014 Annual Meeting.

If your shares are held in the name of a brokerage firm or bank or other similar organization, you are considered the beneficial shareholder with respect to those shares. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you. A beneficial shareholder may not vote shares in person at the 2014 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record that holds his or her shares.

Whether or not you plan to attend the 2014 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. Votes cast by proxy or in person at the 2014 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting.

Attending the Annual Meeting

Only shareholders as of the close of business on April 2, 2014 (the record date), or holders of a valid proxy for the meeting, are entitled to attend the 2014 Annual Meeting. In order to gain admittance to the meeting, you may be asked to present photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as a brokerage statement or letter from a bank or broker indicating ownership on the record date. We will be unable to admit anyone who does not present acceptable identification upon request or refuses to comply with our admittance and security procedures. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

Abstentions and Broker Non-Votes

Shareholders may abstain from voting on any of the three proposals. Because abstentions are not counted as votes cast for a proposal, abstentions will not affect Proposal 1 since the directors who are elected will be those who receive the highest number of affirmative votes. Additionally, abstentions will not be counted as votes for or against a matter in the case of Proposal 2, which is a non-binding advisory vote, and in the case of Proposal 3, where the approval of such matter requires a majority of the shares voting thereon.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on Proposal 3, but not on Proposals 1 or 2. Uninstructed shares for which brokers or other intermediaries lack voting discretion are referred to as “broker non-votes.”

Broker non-votes will have no effect on Proposal 1 since the directors who are elected are those who receive the highest number of affirmative votes. Broker non-votes will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will have no effect on Proposal 2. Additionally, broker non-votes will not affect Proposal 3 because brokers will be permitted to vote uninstructed shares in their discretion with respect to ratification of the appointment of an independent registered public accounting firm. Brokers will have similar discretion to vote on any other routine proposals brought before the 2014 Annual Meeting.

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2014 Annual Meeting in several ways by:

(1)	mailing a revised proxy card dated later than the prior proxy card;

(2)	submitting a new vote by telephone;

(3)	submitting a new vote via the Internet;

(4)	voting in person at the 2014 Annual Meeting; or

(5)	notifying our corporate secretary in writing that he or she is revoking the proxy. The revocation must be received before the 2014 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a proxy from such institution and voting in person at the 2014 Annual Meeting.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile without additional compensation. Currently, we do not intend to retain any person to assist in the solicitation of proxies.

Shareholder Proposals for 2015 Annual Meeting

Under Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, shareholder proposals intended for inclusion in our proxy statement for our 2015 Annual Meeting of Shareholders must be received by us at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119, by the close of business on or prior to December 25, 2014. However, if the date of the 2015 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2014 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the meeting.

Shareholder proposals submitted for consideration at our 2015 Annual Meeting of Shareholders, but not for inclusion in our proxy statement for our 2015 Annual Meeting of Shareholders under Exchange Act Rule 14a-8, must be received at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119, by the close of business on or prior to December 25, 2014. However, if the date of the 2015 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2014 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received no later than the close of business on the later of (1) 120 calendar days in advance of the 2015 Annual Meeting of Shareholders and (2) 10 calendar days following the date on which public announcement of the date of the 2015 Annual Meeting of Shareholders is first made.

In addition, notice of any shareholder proposal must be given in accordance with our bylaws and applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2015 Annual Meeting of Shareholders and the shareholder will not be permitted to present the proposal for a vote at the 2015 Annual Meeting.

“Householding” of Proxy Materials

A copy of our 2013 Annual Report to Shareholders accompanies this proxy statement. If you are a beneficial shareholder, your bank or broker may deliver a single proxy statement and 2013 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other nominee. Alternatively, you may also contact our corporate secretary at (206) 676-5000 or by sending a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, WA 98119 to revoke your consent to householding or to receive a separate proxy statement and 2013 Annual Report to Shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at six members. Our board is divided into three classes serving staggered three-year terms. The terms of our directors will expire as set forth in the following table:

Omeros Board of Directors	Term Expires
Class I Directors	2016
Ray Aspiri	2016
Arnold C. Hanish	2016
Class II Directors	2014
Thomas J. Cable	2014
Peter A. Demopulos, M.D., FACC, FSCAI	2014
Class III Directors	2015
Gregory A. Demopulos, M.D.	2015
Leroy E. Hood, M.D., Ph.D.	2015

Following the recommendation of the nominating and governance committee, our board of directors has nominated each of our current Class II directors for re-election at the 2014 Annual Meeting. If re-elected, each of Mr. Cable and Dr. Peter A. Demopulos would serve until the 2017 Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Nominees for Election as Class II Directors

Set forth below is biographical information for each person nominated for election at the 2014 Annual Meeting for a term expiring at the 2017 Annual Meeting.

Thomas J. Cable, age 74, has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable has served as chairman of our nominating and governance committee since September 2009. Mr. Cable is the chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University. Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization, as well as his knowledge of Omeros and our industry.

Peter A. Demopulos, M.D., FACC, FSCAI, age 60, has served on our board of directors since January 1995. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator in relevant therapeutic areas and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR ALL OF THE NOMINEES NAMED ABOVE

Class I Directors — Continuing in Office until the 2016 Annual Meeting of Shareholders

Ray Aspiri, age 77, has served on our board of directors since January 1995 and previously served as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance and audit committees since September 2009 and July 2011, respectively. From his founding of the company in 1997 until its sale in December 2012, Mr. Aspiri served as the chairman of the board of Tempress Technologies, Inc., a privately held research and development company that specialized in high-pressure fluid dynamics for the oil and gas industry. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries. Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his prior experience in serving on compensation committees. Mr. Aspiri has indicated that he is considering retiring from the board of directors and has requested that we continue ongoing searches for additional directors so that one could potentially serve as Mr. Aspiri’s replacement in the event that he subsequently elects to submit a notice of resignation.

Arnold C. Hanish, age 66, has served on our board of directors since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president, chief accounting officer, at Eli Lilly and Company. Prior to his appointment as chief accounting officer, he held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently is a member of the Deloitte and Touche Audit Quality Review Council. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati. Our nominating and governance committee has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, management and corporate governance as well as his knowledge of the pharmaceutical and biotechnology industry.

Class III Directors — Continuing in Office until the 2015 Annual Meeting of Shareholders

Gregory A. Demopulos, M.D., age 55, is one of our founders and has served as our president, chief executive officer and chairman of the board of directors since June 1994 and, in an interim capacity, as our chief financial officer and treasurer from January 2009 to October 2013. He also served as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. Dr. Demopulos currently serves on the board of directors of Onconome, Inc., a privately held company developing biomarkers for early cancer detection. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D., age 75, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009 and on our compensation committee since July 2011. Dr. Hood previously served as a member of our audit committee from September 2009 to December 2009 and from June 2012 to September 2012. Dr. Hood is the president of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology, which he co-founded in 2000. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The John Hopkins School of Medicine. Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

CORPORATE GOVERNANCE

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;

•	call meetings of the non-executive directors as he deems appropriate;

•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and

•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and each of the committees of our board of directors, which are each comprised solely of independent directors, our board of directors has determined that combining the principal executive officer and chairman of the board of directors positions and appointing a separate lead independent director is the appropriate board leadership structure for Omeros at this time.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities. The board of directors is supported by its committees in fulfillment of this responsibility. For example, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as ensuring the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is focused on developing and maintaining governance policies and procedures that are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Mr. Cable, Mr. Hanish and Dr. Hood each meet the independence requirements under applicable listing standards of The NASDAQ Stock Market (“NASDAQ”) as well as applicable rules promulgated by the SEC.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of five meetings and acted by unanimous written consent two times during 2013. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served (during the periods that he served), with the exception of

Dr. Hood who attended 56% (5 of 9) of such meetings. We encourage, but do not require, our board members to attend our annual meetings of shareholders. Three directors attended our 2013 annual meeting of shareholders.

Committees of the Board of Directors

Our board of directors has standing audit, compensation and nominating and governance committees, each of which has the composition and responsibilities described below. The charters for each of these committees can be found in the Investors section of our website located at www.omeros.com.

Audit Committee

Membership and Independence

The members of our audit committee are Mr. Aspiri, Mr. Cable and Mr. Hanish. Mr. Hanish is the chairman of our audit committee. Our board has determined that each member of our audit committee meets current NASDAQ requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in Securities and Exchange Commission, or SEC, rules. Our audit committee held a total of five meetings during 2013.

Responsibilities

Under its charter, the audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	reviewing and approving in advance any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•	preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Compensation Committee

Membership and Independence

The members of our compensation committee are Mr. Aspiri, Mr. Cable and Dr. Hood. Mr. Aspiri is the chairman of our compensation committee. Our board has determined that each member of our compensation committee meets current NASDAQ requirements for independence of compensation committee members. In addition, the board has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Exchange Act. Our compensation committee held a total of four meetings and acted by unanimous written consent one time during 2013.

Responsibilities

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving these officers’ compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•	evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•	administering our equity incentive plans;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about these compensation matters but they do not participate in discussions during which their individual compensation is being considered and approved.

Compensation Committee Interlocks and Insider Participation

During 2013, Mr. Aspiri, Mr. Cable and Dr. Hood served on our compensation committee. During 2013, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Governance Committee

Membership and Independence

The members of our nominating and governance committee are Mr. Cable, Mr. Aspiri and Dr. Hood. Mr. Cable is the chairman of our nominating and governance committee. Our board has determined that each member of our nominating and governance committee meets current NASDAQ requirements for independence. Our nominating and governance committee did not formally meet in 2013, but acted in 2013 by unanimous written consent.

Responsibilities

Under its charter, the nominating and governance committee is responsible for, among other things:

•	assisting the board in identifying prospective director nominees and recommending director nominees to our board for each annual meeting of shareholders;

•	evaluating nominations by shareholders of candidates for election to our board;

•	recommending governance principles to our board;

•	overseeing the evaluation of our board of directors;

•	reviewing shareholder proposals for our annual meetings;

•	evaluating proposed changes to our charter documents;

•	reviewing and assessing our senior management succession plan; and

•	recommending to our board the members for each board committee.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board from shareholders so long as such recommendations and nominations comply with our articles of incorporation, bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of Omeros stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and Omeros within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2015 Annual Meeting.” Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by NASDAQ or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service and other commitments. The nominating and governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. Although the committee may choose to consider diversity as one factor in evaluating candidates, we do not have a policy that requires the committee to consider diversity. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of NASDAQ and the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its members. Communications may be addressed to the entire board, to the non-management directors as a group, or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the board, provided that such information will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the following address:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, WA 98119

Attn: The Board of Directors

c/o Office of the General Counsel

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation for their services in the following amounts: $20,000 per year for service on the board of directors; $1,750 for each meeting of the board of directors attended in-person; $500 for each meeting of the board of directors attended by telephone; and $500 for each committee meeting attended in-person or by telephone. In addition, we pay the chairpersons of our audit, compensation and nominating and governance committees $15,000, $10,000 and $5,000 per year, respectively, for their service. These fees are paid on a quarterly basis as earned.

Each individual who is first elected or appointed as a non-employee member of the board of directors is automatically granted an option to purchase 15,000 shares of our common stock that vests in equal annual installments over a three-year period beginning on the date the director takes office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the annual meeting is automatically granted an option to purchase 5,000 shares of our common stock that will vest in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned upon the director’s continued service as a director through the applicable vesting dates.

2013 Non-Employee Director Compensation

The following table shows the compensation of each of our non-employee directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	41,500	17,834	59,334
Thomas J. Cable	37,000	17,834	54,834
Peter A. Demopulos, M.D.	26,250	17,834	44,084
Arnold C. Hanish	45,000	17,834	62,834
Leroy E. Hood, M.D., Ph.D.	26,250	17,834	44,084

(1)

Amounts shown in this column represent the grant date fair value of option awards granted to our non-executive directors during 2013 as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)

As of December 31, 2013, Mr. Aspiri, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish and Dr. Hood held option awards to purchase up to 5,000, 30,000, 18,334, 20,000 and 30,000 shares of Omeros common stock, respectively.

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This “say on pay” proposal gives our shareholders the opportunity to cast a non-binding advisory vote on our executive compensation policies and practices and the compensation of our named executive officers, as disclosed in this proxy statement. Because this vote is advisory, it will not be binding on the board of directors or compensation committee, nor will it override any prior decision or require the board of directors or compensation committee to take any action. However, the board of directors and the compensation committee will review the voting results and consider the outcome of this vote when making future decisions regarding executive compensation.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;

•	reinforce a culture of ownership, excellence and urgency; and

•	create a direct and meaningful link between company business results, individual performance and rewards.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also provides discussion of our executive compensation process and the decisions the compensation committee of our board of directors made with respect to 2013 compensation for our named executive officers. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who are our only executive officers:

•	Gregory A. Demopulos, M.D., our president, chief executive officer and chairman of the board of directors;

•	Michael A. Jacobsen, our vice president, finance, chief accounting officer and treasurer; and

•	Marcia S. Kelbon, J.D., M.S., our vice president, patent and general counsel and secretary.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

2013 Business Highlights

During 2013, we made significant progress in our product pipeline. These advances included:

•

for Omidria™ (OMS302), achievement of positive Phase 3 data, acceptance of marketing applications for review by U.S. and European regulators and preparing for the drug product’s anticipated commercial launch;

•

for OMS824, achievement of positive data in our Phase 1 clinical program, achievement of a significantly higher level of target interaction without the side effects of extrapyramidal symptoms than has been reported for any other PDE10 inhibitor in the industry, commencement of a Phase 2a trial for OMS824 in schizophrenia, and the granting of orphan drug designation by the FDA for Huntington’s disease;

•	for OMS721, achievement of positive data in our Phase 1 clinical trial and the granting of orphan drug designation by the FDA for prevention of complement-mediated thrombotic microangiopathies; and

•	identification of six additional Class A orphan GPCRs and small molecules targeting two Class B GPCRs.

Significant Executive Compensation Actions

Compensation for our named executive officers is determined based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. In 2013 we did not increase salaries or pay bonuses to our employees, including our named executive officers or the key employees identified in our 2013 Annual Report to Shareholders. In April 2014, our compensation committee approved salary increases for eligible employees, including Dr. Demopulos and Ms. Kelbon, that were made retroactive to April 1, 2013 consistent with our implementation of company-wide salary changes in prior years. The retroactive portion of the increased salary was paid in a lump sum in April 2014. The portion of this retroactive salary adjustment attributable to 2013 is reported as 2013 compensation in the Summary Compensation Table on page 22. Our compensation committee also granted stock options to our named executive officers and other employees in September and October 2013. The vesting start date for grants made to employees receiving annual stock option grants, including Dr. Demopulos and Ms. Kelbon, was made retroactive to April 1, 2013 consistent with our historic practice of setting vesting start dates for company-wide stock option grants on April 1. The exercise price for all stock options granted in 2013 was the closing price of our common stock on NASDAQ on the date of the grant.

Response to “Say-on-Pay” Votes at our 2011 Annual Meeting of Shareholders

At our 2011 Annual Meeting of Shareholders, we held a non-binding advisory shareholder vote on the compensation of our named executive officers. At that meeting, 93% of votes cast were voted in favor of our executive compensation, as disclosed in the proxy statement for the meeting. We have been mindful of the strong support our shareholders expressed for our pay for performance compensation philosophy when evaluating executive compensation practices and programs. As a result, following our annual review of our executive compensation philosophy, our compensation committee decided to retain our general approach to executive compensation.

At the 2011 Annual Meeting of Shareholders, our shareholders also voted on an advisory resolution addressing whether we should hold future say-on-pay votes every one, two or three years. Consistent with the board of directors’ recommendation, 68% of the votes cast were in favor of a frequency of once every three years. In light of this result, the board of directors determined that we will hold say-on-pay votes every three years until the next non-binding advisory vote on the frequency of future say-on-pay votes occurs. We will conduct our next say-on-pay vote following the 2014 Annual Meeting of Shareholders at our 2017 Annual Meeting of Shareholders. We will not be required to conduct such a vote on the frequency of future say-on-pay votes until our 2017 Annual Meeting of Shareholders.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding management team members for achieving our strategic objectives.

We orient our executive compensation program to:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;

•	reinforce a culture of ownership, excellence and urgency; and

•	create a direct and meaningful link between company business results, individual performance and compensation.

Executive Compensation-Setting Process

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee regularly reports to our board of directors on its deliberations and actions.

During each fiscal year, the compensation committee, with the assistance of Compensia, an independent national compensation consulting firm providing executive compensation advisory services, also reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. Compensia also recommends to our board of directors any modifications of our existing plans, or new plans or programs.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management team, including our chief executive officer. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our chief executive officer, using competitive market data collected by Compensia and after discussion with Compensia, makes recommendations to the compensation committee regarding the compensation of our executive officers and key employees, including Ms. Kelbon and Mr. Jacobsen, and attends compensation committee meetings. Our chief executive officer does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed.

While the compensation committee solicits and reviews our chief executive officer’s recommendations and proposals with respect to compensation-related matters and listens to guidance from Compensia, the compensation committee makes its decisions independently and may consider factors and information other than our chief executive officer’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

The compensation committee has engaged Compensia to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation, and to assist the compensation committee in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee.

At the end of 2012, Compensia conducted a review of our executive officers’ base salaries, cash bonuses and long-term incentive compensation levels and plan structures. As part of this review, Compensia developed a peer group of comparable companies in our industry sector, which we refer to as the Peer Group, and prepared a competitive market analysis to help us determine the appropriate level of overall compensation and each separate compensation component and to ensure that the compensation we offer to our executive officers is competitive and fair. Compensia provided services to us in 2013 with respect to compensation programs and responding to other compensation questions, but did not provide other services.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist the compensation committee in setting compensation levels, the compensation committee refers to compensation data compiled with respect to the compensation paid to executives in a peer group. In 2013, the compensation committee reviewed Peer Group data when determining stock option awards. The compensation committee also reviewed Peer Group data in 2014 in connection with salary increases that were made retroactive to 2013.

The companies comprising the Peer Group were selected in 2012 on the basis of their similarities to Omeros, including their stage of development, number of development programs and market capitalization. Because we do not yet have revenue from the commercial sale of our product candidates, we selected companies that were similarly situated as drug development companies without product sales revenues. Compensation data for the companies comprising the Peer Group is gathered from public filings and from Compensia’s proprietary compensation databases, and is supplemented by survey data from the Radford Global Life Sciences Survey.

The Peer Group selected in 2012 was comprised of the following companies:

Alnylam Pharmaceuticals, Inc.	Amicus Therapeutics, Inc.
Ardea Biosciences, Inc.	Arena Pharmaceuticals, Inc.
ArQule, Inc.	AVEO Pharmaceuticals, Inc.
Exelixis, Inc.	MAP Pharmaceuticals, Inc.
Neurocrine Biosciences, Inc.	OncoGenex Pharmaceuticals, Inc.
Orexigen Therapeutics, Inc.	Pain Therapeutics, Inc.
Rigel Pharmaceuticals, Inc.	Trius Pharmaceuticals, Inc.
Vical, Inc.	VIVUS, Inc.

Compensation Program Design

The compensation of our named executive officers consists of base salary, cash bonuses, equity compensation, employee benefits and certain post-employment arrangements. We do not specifically allocate between short- and long-term compensation and equity and cash compensation. The committee considers each compensation element separately and then reviews the total compensation to consider whether it is appropriate in light of our performance and our named executive officers’ individual performance. The committee also gives weight in making compensation decisions to internal equity among our named executive officers, key employees and employees generally. The committee also regularly reviews our compensation programs to confirm that our compensation programs do not create an inappropriate or excessive risk that is likely to have a material adverse effect on us.

2013 Compensation Program Review

Base salaries for employees, including our named executive officers, were not adjusted in 2013 due to our focus on submitting marketing applications for Omidria to both U.S. and European regulators as well as our board of directors’ and our chief executive officer’s desire to preserve available capital for the achievement of milestones to drive shareholder value. In April 2014 salaries were increased and made retroactive to April 1, 2013 for all eligible employees company-wide, including Dr. Demopulos and Ms. Kelbon, with the retroactive component of the salary increase paid in a lump sum in April 2014.

For the same reasons that salaries were not adjusted, cash bonuses were also not paid in 2013. From time to time we may pay cash bonuses in order to reward, incentivize and retain employees, including our named executive officers. If we elect to pay such bonuses, we expect to consider prior company and individual performance, current and anticipated business objectives, peer company and internal pay equity or other factors.

Our compensation committee granted stock options to our employees, including our named executive officers, in September and October 2013. Consistent with our historic practice, the vesting start date for option awards granted to employees in connection with compensation program reviews, including Dr. Demopulos and Ms. Kelbon, were made retroactive to April 2013 with vesting to occur in 48 equal monthly installments. Stock options were also granted to Mr. Jacobsen, who joined the company in September 2013. One quarter of the stock options granted to Mr. Jacobsen will vest on the first anniversary of his employment with the company and the remaining options will vest in equal installments over the following 36 months. The exercise price for all stock options granted in 2013 was the closing price of our common stock on NASDAQ on the date of the grant.

Executive Compensation Program Components

The following is a description of each component of our executive compensation program, the rationale for each component and how awards are determined.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. The compensation committee generally reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on peer group and survey data, the executive officer’s past and expected future contribution to Omeros, his or her knowledge, experience and responsibilities, and the relative base salaries and responsibilities of the other members of our management team.

As previously noted, the compensation committee did not adjust base salaries in 2013. In April 2014, the compensation committee increased the base salaries of all eligible employees, including Dr. Demopulos and Ms. Kelbon, and made such increases retroactive to April 1, 2013 consistent with our implementation of company-wide salary changes in prior years. Salaries for our named executive officers, as adjusted to give effect to this salary increase, are as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary
Gregory A. Demopulos, M.D.	$650,000	$669,500
Marcia S. Kelbon, J.D., M.S.	$335,000	$345,050
Michael A. Jacobsen	—	$285,000

After reviewing competitive market data as well as industry survey data and considering the performance of our named executive officers, their importance to the organization and the level of compensation between executives, the compensation committee increased the base salaries for Dr. Demopulos and Ms. Kelbon by three percent. The compensation committee determined that these increases were appropriate based on their performance and following consideration of the Peer Group and industry survey data. These base salary increases were made retroactive to April 2013. As a result, we paid Dr. Demopulos and Ms. Kelbon $20,313 and $10,469, respectively, in April 2014 on account of these retroactive salary adjustments.

Mr. Jacobsen joined the company as an employee in September 2013, and as a result did not participate in any salary adjustments in connection with the above compensation program review.

Cash Bonuses

From time to time we may pay cash bonuses in order to reward, incentivize and retain employees, including our named executive officers. If we elect to pay such bonuses, we expect to consider prior company and individual performance, current and anticipated business objectives, peer company and internal pay equity or other factors. In October 2012 we paid discretionary cash bonuses based on individual performance and achievement of corporate milestones in 2011. We also paid cash bonuses under a cash bonus incentive plan with respect to performance in 2010. Because we did not pay cash bonuses in 2013 and have not yet paid cash bonuses in 2014, we anticipate that future cash bonuses that may be paid to our executives as part of company-wide bonus payments may consider individual and company performance in 2012 and 2013, among other factors including those described above.

Equity Compensation

We use equity awards to incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our executive officers with those of our shareholders.

Historically, we have not applied a rigid formula in determining the size of the equity awards that were granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, the prospective role and responsibility of the executive, competitive market data and the cash compensation received by the executive officer. Based upon these factors, the compensation committee, with guidance from Compensia, has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value.

Since 2010, we have granted equity awards to our named executive officers as part of the compensation committee’s annual review of executive compensation. In making these awards, the compensation committee took into consideration our performance, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities, competitive market data for his or her respective position, as determined with the assistance of Compensia, and market conditions.

In September 2013 and October 2013, the compensation committee granted the stock option awards identified in the table below to Dr. Demopulos and Ms. Kelbon in connection with compensation program reviews. In determining the size of the stock option awards for those named executive officers, the compensation committee considered the Peer Group compensation data compiled by, and the counsel of, Compensia as well as each such executive officer’s responsibilities, experience, skills and contributions, as well as internal equity and current market practice. The compensation committee also considered the existing equity holdings of each such executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our retention objectives. Because April of each year is the month in which our compensation program changes have historically been made effective, the vesting start dates of the option awards granted in September 2013 and October 2013 were made retroactive to April 2013. These option awards vest in equal monthly installments over a four-year period beginning on the vesting start date.

The compensation committee granted Mr. Jacobsen the stock option award identified in the table below in connection with the commencement of his employment with the company in September 2013. In determining the size of Mr. Jacobsen’s stock option award, the compensation committee considered his responsibilities, experience and skills, what was required for him to accept our offer of employment, as well as internal equity, current competitive market data for his position and current market practice. Twenty five percent of this option award vests in September 2014 and the remainder vests in equal monthly installments over the following three-year period.

The per share exercise price for our equity awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day. As a result, the exercise prices of the stock option awards granted to our named executive officers in September 2013 and October 2013 with retroactive vesting start dates had exercise prices equal to the fair market value of our common stock on their respective grant dates and not as of their respective vesting start dates.

The 2013 stock option awards for our named executive officers were as follows:

	Number of Shares of Common Stock Underlying Stock Option Awards
Named Executive Officer	September 2013 Grants(1)	October 2013 Grants(2)
Gregory A. Demopulos, M.D.(3)	350,000	25,000
Marcia S. Kelbon, J.D., M.S.	103,500	—
Michael A. Jacobsen(4)	103,500	—

(1)	These stock option awards have a per share exercise price of $9.37.
(2)	These stock option awards have a per share exercise price of $11.19.
(3)

Dr. Demopulos’ October 2013 grant was intended to be included with his September grant, but was inadvertently excluded due to an administrative oversight. The October grant was awarded to correct this oversight and priced equal to the fair market value of our common stock on the date of that later grant.

(4)	This stock option award was granted in connection with the commencement of Mr. Jacobsen’s employment.

Retirement and Other Benefits

We have established a broad-based tax-qualified 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $17,500 in 2013). We do not currently match contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including the named executive officers, include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our chief executive officer. Pursuant to the terms of his employment agreement, we paid additional expenses incurred by our chief executive officer including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, providing insight in determining the strategic direction of the company and specific development programs as well as recruiting key medical opinion leaders.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee. Our named executive officers are not entitled to any tax “gross-ups”.

Post-Employment Compensation

Except for our chief executive officer, we do not have formal employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our chief executive officer, see “Employment Agreement with Gregory A. Demopulos, M.D.” below in this proxy statement.

While considering the compensation of our chief executive officer, the compensation committee was aware that it would be necessary to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company. As part of his pay package, the chief executive officer’s employment agreement includes certain protections in the event of his termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections were necessary to induce him to limit his medical practice in exchange for the uncertainty of a demanding position in the company and that these protections continue to help from a retention standpoint. We also believe that entering into this agreement helps our chief executive officer maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. The terms of his agreement were determined by the compensation committee based on negotiations with our chief executive officer. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with certain change in control vesting benefits for their equity compensation. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control on their employment situation. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Insider Trading Policy

Under our insider trading policy, all of our employees, including our executive officers, are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities of our common stock, with the exception of securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading policy also prohibits our executive officers from pledging our securities as collateral for loans. As permitted by our policy, in 2012 we granted a one-time exemption to our chief executive officer to permit him to pledge his stock as collateral for a home construction loan. We granted this exemption after our chief executive officer demonstrated to our reasonable satisfaction that he had adequate resources, excluding his Omeros stock, to repay the loan in full, thereby avoiding an involuntary sale of his stock by the lender. Finally, the insider trading policy prohibits our executive officers from holding our securities in margin accounts in which the securities may be sold without the officer’s consent.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other named executive officers (other than its chief financial officer). In certain circumstances, remuneration in excess of $1.0 million may be deducted if it (i) qualifies as “performance-based compensation” within the meaning of the Code or (ii) is paid under a plan that existed before a company completes its initial public offering if the awards under the plan are granted within a specified period following the initial public offering. At present, awards granted after May 24, 2013 under the 2008 Equity Incentive Plan do not qualify for either exemption because the exemption following completion of our initial public offering expired after the 2013 annual meeting of shareholders. In approving the amount and form of compensation for our executives following our 2013 annual meeting of shareholders, our compensation committee considered, and we expect that the compensation committee will continue to consider, all elements of the cost to us of providing such compensation, including the limit on deductibility imposed by Section 162(m) of the Code. The committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2013. We are not obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for executives during 2013, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE

Ray Aspiri, Chairman

Thomas J. Cable

Leroy E. Hood, M.D., Ph.D.

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Gregory A. Demopulos, M.D.	2013	664,625	—	2,571,478	—	14,881	3,250,984
President, Chief Executive Officer and	2012	655,500	108,150	2,752,935	—	18,342	3,534,927
Chairman of the Board of Directors	2011	600,000	—	—	—	17,349	617,349
Michael A. Jacobsen	2013	79,745	—	706,771	—	717	786,516
Vice President, Finance, Chief Accounting	2012	—	—	—	—	—	—
Officer and Treasurer	2011	—	—	—	—	—	—
Marcia S. Kelbon, J.D., M.S.	2013	342,538	—	700,436	—	2,169	1,045,143
Vice President, Patent and General	2012	338,050	55,878	1,002,189	—	3,539	1,399,656
Counsel and Secretary	2011	310,000	—	—	—	3,813	313,813

(1)

The 2013 salary amounts include one-time payments paid in April 2014 for retroactive adjustments to 2013 salaries for Dr. Demopulos and Ms. Kelbon. For information regarding these payments, see “Base Salary” on page 17 of this proxy statement. In addition, 2012 salary amounts include one-time payments made in 2012 for salary adjustments that were made on a retroactive basis.

(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the future price of our common stock.

(3)

All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $14,812, $18,273 and $17,280 in 2013, 2012 and 2011, respectively. Perquisites and personal benefits provided in 2013 consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, parking expenses, business-related information technology expenses and a portion of his business-related travel expenses.

2013 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2013.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gregory A. Demopulos, M.D.	09/25/13	350,000	(3)	9.37	2,368,625
	10/02/13	25,000	(3,4)	11.19	202,853
Michael A. Jacobsen	09/25/13	103,500	(5)	9.37	706,771
Marcia S. Kelbon, J.D., M.S.	09/25/13	103,500	(3)	9.37	700,436

(1)	These option awards were granted under our 2008 Equity Incentive Plan.
(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.
(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.
(4)

Dr. Demopulos’ October 2013 grant was intended to be included with his September grant, but was inadvertently excluded due to an administrative oversight. The October grant was awarded to correct this oversight and priced equal to the fair market value of our common stock on the date of that later grant.

(5)	1/4 of the shares subject to this option award vest on September 3, 2014 and 1/48th of the shares subject to this option award vest each month thereafter.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Demopulos, M.D.	378,163	(1)	—	0.98	12/11/16
	612,244	(1)	—	0.98	12/11/16
	102,040	(2)	—	2.45	12/29/17
	201,562	(3)	13,438	6.31	04/06/20
	110,000	(4)	—	6.31	04/06/20
	173,333	(5)	86,667	4.10	01/08/22
	114,583	(6)	160,417	10.40	10/07/22
	58,333	(9)	291,667	9.37	09/25/23
	4,166	(9)	20,834	11.19	10/02/23
Michael A. Jacobsen	—	(10)	103,500	9.37	09/25/23
Marcia S. Kelbon, J.D., M.S.	178,774	(7)	—	0.98	12/11/16
	5,102	(2)	—	2.45	12/29/17
	70,311	(3)	4,689	6.05	03/28/20
	16,044	(8)	—	6.05	03/28/20
	80,000	(5)	40,000	4.10	01/08/22
	37,500	(6)	52,500	10.40	10/07/22
	17,250	(9)	86,250	9.37	09/25/23

(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2005.
(2)	1/4 of the shares subject to this option award vested on December 30, 2008 and 1/48th of the shares subject to this option award vested each month thereafter.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(5)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(6)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(7)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2005.
(8)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(9)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.

(10)	1/4 of the shares subject to this option award vest on September 3, 2014 and 1/48th of the shares subject to this option award vest each month thereafter.

2013 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2013.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gregory A. Demopulos, M.D.	10,000	103,100
Michael A. Jacobsen	—	—
Marcia S. Kelbon, J.D., M.S.	15,103	64,672

(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and key employees are entitled to acceleration of vesting of their option awards upon our change in control. These arrangements are discussed below.

Employment Agreement with Gregory A. Demopulos, M.D.

Overview. We entered into an employment agreement with Dr. Gregory A. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. In April 2014, our compensation committee increased Dr. Demopulos’ annual base salary to $669,500 from $650,000, effective as of April 2013. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We have also agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis, and have agreed to pay related malpractice insurance and professional fees, which were $10,923 in 2013. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing insight in determining the strategic direction of the company and specific development programs as well as recruiting key medical opinion leaders.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement in the event of the termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason. Dr. Demopulos’ employment agreement provides that if we terminate him without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (1) two years from the date of his termination and (2) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus he received in the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us, or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;

•	any material diminution in his base salary;

•	we relocate his principal work location to a place that is more than 50 miles from our current location; or

•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos had been terminated without cause or if he had terminated his employment with good reason on December 31, 2013, he would have been entitled to receive an annual base salary of $650,000 and an annual bonus amount of $99,795, payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $1.4 million would automatically vest upon his termination, which is the difference between $11.29, the closing trading price of our common stock on December 31, 2013, and the exercise price of the option awards held by Dr. Demopulos with an exercise price less of than $11.29, multiplied by the number of shares subject to such option awards that would have vested on December 31, 2013 as the result of his termination.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at a cost to us of approximately $12,218.

Termination for Cause, Voluntary Termination, Death or Disability. If we terminate Dr. Demopulos for cause, if other than for good reason he voluntarily terminates his employment or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

Second Amended and Restated 1998 Stock Option Plan and 2008 Equity Incentive Plan

Pursuant to our Second Amended and Restated 1998 Stock Option Plan, or 1998 Plan, and our 2008 Equity Incentive Plan, or 2008 Plan, in the event of a change in control, as separately defined in each stock plan, the vesting of option awards issued pursuant to such plans and held by our then-current employees, including those held by Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, will be accelerated to the extent of 50% of the remaining unvested shares. If there is no assumption or substitution of outstanding option awards by the successor corporation in the change in control, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, if within 12 months following a change in control Dr. Demopulos, Mr. Jacobsen, Ms. Kelbon or other key employees is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 1998 Plan or 2008 Plan will become fully vested and exercisable:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The following table summarizes the benefits that Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon would have been entitled to receive had a change in control occurred on December 31, 2013. The amounts below represent the difference between $11.29, the closing trading price of our common stock on December 31, 2013, and the exercise price of the option awards held by these employees with an exercise price less than $11.29, multiplied by the number of shares subject to such option awards that would have vested on December 31, 2013 upon the occurrence of each of the events identified in the table below.

Name	Successor in Change in Control Assumes or Replaces Option Awards ($)	Successor in Change in Control does not Assume or Replace Option Awards ($)	Employee is Terminated Without Cause or Constructively Terminated Within 12 Months of Change in Control ($)
Gregory A. Demopulos, M.D.	697,456	1,394,912	1,394,912
Michael A. Jacobsen	99,360	198,720	198,720
Marcia S. Kelbon, J.D., M.S.	262,248	524,495	524,495

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2013 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement dated October 15, 2004 with some of our directors and officers, or their permitted transferees, including Aspiri Enterprises, LLC, Thomas J. Cable, Gregory A. Demopulos, M.D., Peter A. Demopulos, M.D., and Leroy E. Hood, M.D., Ph.D. Ray Aspiri is the managing partner and a member of Aspiri Enterprises LLC. The shareholders who are parties to this agreement in certain circumstances possess registration rights under the Securities Act of 1933 with respect to some of their shares of common stock that were issued prior to our initial public offering in 2009. In 2010, parties to this agreement waived these rights with respect to any registration statement that we file, the principal purpose of which is to offer securities for our own account in order to provide us with financing. If in the future we register the resale of these shares, all fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Technology Transfer Agreements

We are party to a June 1994 technology transfer agreement with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our PharmacoSurgery® platform. In December 2001, we entered into a second technology transfer agreement with Dr. Demopulos pursuant to which he irrevocably transferred to us all of his intellectual property rights in our Chondroprotective program, around which we have suspended activity due to resource prioritization but continue to maintain our related intellectual property rights. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another one of our co-founders, Pamela Pierce Palmer, M.D., Ph.D., have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at the then-current fair market value.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 1, 2014, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 33,901,591 shares of common stock outstanding at April 1, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

Name and Address of Beneficial Owner	Exercisable Stock Options(1)	Number of Shares Beneficially Owned(2)		Percent of Class
5% Security Holders:
Ingalls & Snyder, LLC(3)	—	1,717,860		5.1%
Executive Officers and Directors:
Gregory A. Demopulos, M.D.	1,862,654	3,369,476	(4)	9.42%
Michael A. Jacobsen	—	—		*
Marcia S. Kelbon, J.D., M.S.	442,326	564,576		1.64%
Ray Aspiri	5,000	232,178	(5)	*
Thomas J. Cable	30,000	97,067		*
Peter A. Demopulos, M.D.	18,334	357,783	(6)	1.05%
Arnold C. Hanish	10,000	12,400		*
Leroy E. Hood, M.D., Ph.D.	30,000	84,390		*
All executive officers and directors as a group (8 persons)	2,398,556	4,717,870		13.0%

*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 1, 2014.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)

Derived from amount reported in Amendment No. 2 to Schedule 13G filed with the SEC on April 1, 2014. The address of Ingalls & Snyder, LLC is 61 Broadway, New York, NY 10006. The Schedule 13G/A indicates that Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares.

(4)	Dr. Demopulos has pledged 1,486,822 of his outstanding shares of common stock as collateral for a home construction loan as described on page 20 of this proxy statement.
(5)	Includes 186,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(6)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter A. Demopulos is the trustee and a beneficiary along with his mother and sister. Dr. Peter A. Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that during the 2013 fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and 10% shareholders were satisfied.

PROPOSAL 3 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2014 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2013	2012
Audit Fees	$612	$565
Audit-Related Fees	—	—
Tax Fees	42	45
All Other Fees	—	—

	$654	$610

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q, and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting. During 2013 and 2012, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

In connection with the audited consolidated financial statements of Omeros Corporation for the fiscal year ended December 31, 2013, the audit committee of the board of directors has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

•

received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP its independence; and

•

based on the foregoing review and discussions, recommended to the board of directors that the audited consolidated financial statements be included in Omeros’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Arnold C. Hanish, Chairman

Ray Aspiri

Thomas J. Cable

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2014 Annual Meeting. If, however, any other matter should properly come before the 2014 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Marcia S. Kelbon

Vice President, Patent

General Counsel and Secretary

April 24, 2014

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2014 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2014 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2014 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2014 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

OMEROS CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 22, 2014.

Vote by Internet

Go to www.envisionreports.com/OMER

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01—Thomas J. Cable 02—Peter A. Demopulos, M.D.

Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any

FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain For Against Abstain

2. Approval of advisory resolution on executive compensation. 3. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2014.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

1UPX

01TGMA

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Attention Internet Users!

You can now access your shareholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only)

Step 2: Log in (Returning users)

Enter your User ID and Password and click the Login button.

If you are not an Internet user and wish to contact Omeros Corporation you may use one of the following methods: Call: 866-282-4938 Write: Omeros Corporation, c/o Computershare, P.O. Box 43101, Providence, RI 02940

Step 3: View your account details and perform multiple transactions, such as:

View account balances

Change your address

View transaction history

View electronic shareholder communications

View payment history

Buy or sell shares

View stock quotes

Check replacements

Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/OMER

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — OMEROS CORPORATION

PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS – MAY 23, 2014

OMEROS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Marcia S. Kelbon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Shareholders of Omeros to be held May 23, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” PROPOSALS 1, 2 AND 3; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

(Continued and to be marked, dated and signed, on the other side)